Exhibit 99.1

September 17, 2018

Via email

Mark A. Herndon, CPA

(markherndon@ymail.com)

Dear Mark:

Safeguard Scientifics, Inc. is pleased to offer you a position as Senior Vice President and Chief Financial Officer at Safeguard on the terms and subject to the conditions set forth in this letter. It would be intended that you would join the Company as an employee as soon as practicable (the “Commencement Date”) and then assume the CFO position on September 21, 2018.

Salary and Bonus. The annual base salary rate associated with this position is $250,000. As a matter of maintaining competitive employment terms, salaries are reviewed annually against internal and external peer groups, and individual performance, and, if appropriate, adjusted upwards.

You will also be eligible to participate in the Safeguard 2018 annual management incentive program (MIP), at a target annual incentive payment of $125,000 (50% of salary), to be prorated based on your actual Commencement Date. Actual payments under the MIP will be determined annually by the Compensation Committee of the Board after our year-end audited results are available. Your actual individual incentive payment amount will be determined based upon by the overall performance of Safeguard.

In addition, you will be eligible to participate in such long-term incentive programs established/maintained by the Company at a level commensurate with the position of Senior Vice President/CFO. The specific terms of such participation will be at the discretion of the Company’s Compensation Committee of its Board of Directors.

Fringe Benefits. You will also be eligible to participate in Safeguard’s health, dental, vision, disability, 401(k), and other benefit plans generally available to Safeguard employees from time to time. And, you will be entitled to accrue vacation at the annual rate of three weeks of vacation per year. The first year’s vacation will be pro-rated based on your commencement date.

Severance Benefits. In the event Safeguard terminates your employment without “cause” (as defined below), Safeguard will provide you the following benefits that will be the only severance benefits or other payments in respect of your employment with Safeguard to which you will be entitled. Without limiting the generality of the foregoing, these benefits are in respect of all salary, bonus, accrued vacation and other rights that you may have against Safeguard or its affiliates.

•	You will be paid an amount equivalent to six (6) months of your final Base Salary, less applicable tax deductions and withholdings. The severance amount will be paid in semi-monthly installments over six months (“Severance Period”) in accordance with Safeguard’s normal payroll practices. The first semi-monthly installment of the severance payment will be made 45 days after your date of termination, subject to your execution and non-revocation of the release described below.

•	You will continue vesting during the period of severance payments described above in any restricted stock and/or other equity-related instruments that may be granted to you.

Safeguard Scientifics, Inc. | 170 North Radnor-Chester Road, Suite 200, Radnor, PA 19087 | P 610.293.0600 | www.safeguard.com

•	Your medical and dental insurance and other health and welfare plan benefits will terminate on the date of termination of your employment. Your COBRA notice will be given and benefit conversion privileges will begin the first day after termination of your employment. You will receive up to six months’ continued coverage under Safeguard’s medical and health plans (not including dental coverage), which coverage will run concurrent with the coverage provided under Section 4980B of the Code. Additionally, you will receive a lump sum payment equal to the cost that would be incurred by Safeguard, as reasonably determined by Safeguard, to waive the applicable premium otherwise payable for COBRA continuation coverage for you (and, to the extent covered immediately prior to the date of your termination, your spouse and dependents) with respect to dental insurance for a period of six months following the date of your termination. Such lump sum payment will be made on the 45th day after your date of termination, subject to your execution and non-revocation of the release described below.

All such medical and dental benefits described above shall terminate immediately upon your commencement of full-time employment with any other employer during the Severance Period, and you agree to provide us notice no less than 10 days prior to such commencement of employment.

All severance-related compensation and benefits described above will be contingent on your execution of a release, in form acceptable to Safeguard in its sole discretion, which is not subsequently rescinded, of all claims against Safeguard pursuant to Safeguard’s standard employee form. You will have 21 days following your termination of employment in which to consider the release although you may execute it sooner.

In this Agreement, the term “cause” means (a) your failure to abide by the reasonable work-related instructions and requests of the Company’s Chief Executive Officer during your employment and/or your failure to adhere to any written Safeguard policy in effect from time to time if you have been given a reasonable opportunity to comply with such policy or cure your failure to comply (which reasonable opportunity must be granted during the 10-day period preceding termination of this Agreement); (b) your appropriation (or attempted appropriation) of a material business opportunity of Safeguard, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Safeguard; (c) your misappropriation (or attempted misappropriation) of any of Safeguard’s funds or property; or (d) your conviction of, indictment for (or its procedural equivalent), or your entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.

Terms of Employment, Agreements. You will be an employee-at-will and subject to the arrangements described in Safeguard’s employee handbook as modified from time to time. In addition, this offer is subject to your agreement to comply with various covenants designed to protect Safeguard’s confidential information and employee and customer relationships. These provisions are contained in a Confidentiality & Intellectual Property Assignment Agreement, a copy of which is attached. We will need to receive a signed copy of the agreement prior to your start date.

Compliance with Section 409A of the Code.

Compliance. This Agreement will be interpreted to avoid any penalty sanctions under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment will be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code, each payment made under this Agreement will be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event will you, directly or indirectly, designate the calendar year of any payments to be made to you under this Agreement. All reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Safeguard Scientifics, Inc. | 170 North Radnor-Chester Road, Suite 200, Radnor, PA 19087 | P 610.293.0600 | www.safeguard.com

Payment Delay. Notwithstanding any provision in this Agreement to the contrary, if at the time of your separation from service with Safeguard, Safeguard has securities which are publicly traded on an established securities market and you are a “specified employee” (as defined in Section 409A of the Code) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under Section 409A of the Code, then Safeguard will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) that are not otherwise paid within the short-term deferral exception under Section 409A of the Code and are in excess of the lesser of two times your then-annual compensation or (ii) the limit on compensation then set forth in Section 401(a)(17) of the code, until the first payroll date that occurs after the date that is six months following the your “separation from service” with Safeguard (as defined under Section 409A of the Code). If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to you on the first payroll date that occurs after the date that is six months following your “separation from service” with Safeguard. If you die during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A of the Code will be paid to the personal representative of your estate within 60 days after the date of your death.

This offer is contingent upon the results of a background check. After you have signed and returned this offer letter, you will be asked to complete and return an Investigation Authorization, Waiver & Release form which explains the purpose and the nature of this background check.

We trust you will enjoy the challenges and opportunities of working in a dynamic environment, and look forward to a mutually rewarding association.  If these terms are agreeable, please signify your acceptance below and return one copy to me along with the executed Confidentiality & Intellectual Property Assignment Agreement and background check forms. If there are any other questions, please do not hesitate to contact me.

Sincerely,

/s/ Brian J. Sisko

Brian J. Sisko

President and Chief Executive Officer

Attachments

Agreed and accepted:	/s/ Mark Herndon
	Name: Mark Herndon	Date: 9/17/18

Cc:	Maureen Morrison

Robert Rosenthal

Safeguard Scientifics, Inc. | 170 North Radnor-Chester Road, Suite 200, Radnor, PA 19087 | P 610.293.0600 | www.safeguard.com

Confidentiality & Intellectual Property Assignment Agreement

In consideration and as a condition of my employment by the Company, I hereby agree with the Company as follows:

1.     Definitions. The term “Company” shall include Safeguard Scientifics, Inc., its subsidiaries and affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. The term “Partner Company” shall mean any person or entity with which, at the time of determination, the Company has made, or is actively considering making, (i) an equity or debt financing, issuance, purchase, exchange or transfer arrangement, (ii) an acquisition, sale, exchange or transfer of any material assets, or (iii) a strategic alliance or exclusive license of intellectual property (each of the foregoing, a “Safeguard Transaction”).

2.     Confidentiality and Non-Disclosure. I will not at any time, whether during or after the termination of my employment, reveal to any person or entity any of the trade secrets or confidential information of the Company or of any third party which the Company is under an obligation to keep confidential (including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, databases, projects, plans, proposals, financial information, financing arrangements, sales terms and business methods), except as may be required in the ordinary course of performing my duties as an employee of the Company, and I shall keep secret all matters entrusted to me and shall not use or attempt to use any such information in any manner which may injure or cause loss or may be calculated to injure or cause loss whether directly or indirectly to the Company.

The above restrictions shall not apply to information that I can demonstrate by competent evidence: (i) was or comes into the public domain through no fault of my own; (ii) was received from a third party outside of the Company without a breach of any confidentiality obligation; (iii) was approved for release by written authorization of the Company; or (iv) may be required by law or an order of any court, agency or proceeding to be disclosed; provided, I shall provide the Company notice of any such required disclosure once I have knowledge of it and will help the Company to the extent reasonable to obtain an appropriate protective order.

Further, I agree that during my employment I shall not take, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or a Partner Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company or as applicable, a Partner Company. I further agree that I shall not, after the termination of my employment, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon the termination of my employment I shall deliver all of the foregoing, and all copies thereof, to the Company’s Legal Department at the Company’s main office.

3.     Ownership of Inventions and Ideas. I acknowledge that the Company shall be the sole owner of all the results and proceeds of my service hereunder, including but not limited to, all patents, patent applications, patent rights, formulas, models, data, algorithms, copyrights, inventions, developments, discoveries, other improvements, data, documentation, drawings, charts, and other written, audio and/or visual materials relating to equipment, methods, products, processes, or programs in connection with or useful to the business of the Company or a Partner Company (collectively, the “Developments”) which I, by myself or in conjunction with any other person, may conceive, make, acquire, acquire knowledge of, develop or create while performing my role or using Company assets or resources during the term of my employment hereunder, free and clear of any claims by me (or any successor or assignee of mine) of any kind or character whatsoever other than my right to the salary I receive from time to time from the Company. I acknowledge that all copyrightable Developments shall be considered works made for hire under the Federal Copyright Act. I hereby assign and transfer my right, title and interest in and to all such Developments, and agree that I shall, at the request of the Company, execute or cooperate with the Company in any patent applications, execute such assignments, certificates or other instruments, and do any and all other acts, as the Company from time to time reasonably deems necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company's right, title and interest in or to any such Developments. The restriction of this Section 3 do not apply to intellectual property created prior to my employment with Company or created while performing teaching, advisory, and/or board duties for organizations outside of Company which were previously disclosed to Company in writing, including University of Pennsylvania, Cosy, Swift Labs, Fulton Bank, and Mobiquity

Safeguard Scientifics, Inc. | 170 North Radnor-Chester Road, Suite 200, Radnor, PA 19087 | P 610.293.0600 | www.safeguard.com

4.     Non-Solicitation. While I am employed at the Company and for a period of one year after termination of my employment (for any reason, whether voluntary or involuntarily), I agree that I will not:

(i)    directly or indirectly solicit, entice or induce any Partner Company or prospective Partner Company with which the Company was having discussions at any time within the preceding six months to (a) commence or participate in discussions or activities regarding, or to enter into, a Safeguard Transaction with any other person or entity, (b) cease or diminish any such discussions or activities with the Company or any Partner Company or (c) otherwise cease or diminish its business with the Company, and I shall not approach any such person or entity for such purpose or authorize or knowingly approve the taking of such actions by any other person or entity; or

(ii)   directly or indirectly (a) solicit, recruit or hire any employee or partner of the Company or any Partner Company to work for a person or entity other than the Company or the respective Partner Company, or (b) engage in any activity that would cause any employee or partner of the Company or any Partner Company to violate any duty to or agreement with the Company or a Partner Company.

5.     Prior Restrictive Covenants. I represent that I have delivered to the Company copies of any agreements or arrangements which may restrict or prohibit the performance by me of any of my duties or responsibilities. I agree that I shall comply with any such agreements or arrangements and shall consult with the General Counsel of the Company in the event that I believe that such compliance in any way is a constraint to the aggressive performance of my duties or responsibilities. Without limiting the generality of the foregoing, I agree that I will not bring to any Company or Partner Company facility any information or materials with me which are subject to confidentiality obligations owed to my prior employers or others, nor shall I use any such confidential information or materials in performing my duties for the Company or any Partner Company. I acknowledge that my breach of this Section 5 would materially harm the Company, and that in such event the Company may terminate me for cause.

6.     Reasonable Restrictions. I agree that any breach of this Agreement by me will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder. I hereby acknowledge that the types and periods of restriction imposed in the provisions of this Agreement are fair and reasonable and are reasonably required for the protection of the Company and the goodwill associated with the business of the Company. I represent that my experience and capabilities are such that the restrictions contained herein will not prevent me from obtaining employment or otherwise earning a living at the same general economic benefit as reasonably required by me. I further agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

7.     Resignation as Director and Officer. Upon termination of employment with the Company, I shall resign from all board and officer positions I hold with the Company and all Partner Companies (and all affiliates and subsidiaries of Partner Companies). In this regard, I agree upon the Company’s request from time to time to sign and deliver to the Company resignation letters acceptable to the Company.

8.     Withholding. I acknowledge and agree that the Company is entitled to withhold applicable taxes and other legally required deductions from all payments and other benefits and obligations of the Company to me.

Safeguard Scientifics, Inc. | 170 North Radnor-Chester Road, Suite 200, Radnor, PA 19087 | P 610.293.0600 | www.safeguard.com

9.     General. I understand that this Agreement does not create an obligation on the Company or any other person or entity to continue my employment or to exploit any Development. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof. No term or condition set forth in this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by me and an authorized executive officer of the Company. My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Any controversy or claim arising out of or relating to this agreement, or the breach thereof, will be settled by arbitration in Philadelphia, Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, using one arbitrator, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In any suit, action or procedure by either party to enforce any provisions of this Agreement, the prevailing party shall be entitled to recover reasonable costs, expenses and attorney's fees from the other party.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as a sealed document as of this ___day of ________________, 2018.

Signature

Name

Address

Safeguard Scientifics, Inc. | 170 North Radnor-Chester Road, Suite 200, Radnor, PA 19087 | P 610.293.0600 | www.safeguard.com